EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAWSUIT AGAINST BOSTON LIFE SCIENCES DROPPED BY INGALLS & SNYDER,

ROBERT L. GIPSON, ET AL.

Rather than respond to Boston Life Sciences’ motion to dismiss, Robert L. Gipson, Thomas A. Boucher and Ingalls & Synder dismissed their own lawsuit

March 12, 2004—Boston, MA—Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that a lawsuit recently filed by Robert L. Gipson, Thomas A. Boucher, and Ingalls & Snyder against BLSI and its directors, which challenged the Company’s recent Series E Preferred Stock financing, had been dismissed in the Delaware Court of Chancery. Boston Life Sciences had recently asked the court to dismiss the lawsuit because it lacked any factual basis and ignored fundamental principles of law. Instead of responding, the plaintiffs moved to dismiss their own lawsuit without prejudice on March 9, 2004, just three days before the deadline to explain to the court why their claim was legitimate. The Delaware Court of Chancery immediately granted the motion and dismissed the case.

Marc Lanser, M.D., President of BLSI commented: “We are pleased that the plaintiffs have dismissed their case against BLSI and its directors. We firmly believe that this lawsuit had no merit, and this dismissal validates our position. This is the second lawsuit brought by these plaintiffs against BLSI and its directors that has been dismissed or mooted within the last three months. Despite these distractions, the Company remains steadfast in its commitment to obtain an SPA for Altropane and to continue to further its other programs, with the goal of maximizing long term shareholder value.”

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI’s products in development include: ALTROPANE® and FLUORATEC™ radioimaging agents for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company’s products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

Corporate

Joseph Hernon

Chief Financial Officer

Boston Life Sciences, Inc.

617.425.0200

Email: jhernon@bostonlifesciences.com